Exhibit 99.1
Federal Home Loan Bank of San Francisco Announces 2019 Director Election Results
SAN FRANCISCO, November 6, 2019 - The Federal Home Loan Bank of San Francisco announced today the results of its 2019 director elections.
The Bank’s members re-elected Melinda Guzman and Kevin Murray to nonmember independent director positions. Ms. Guzman is Chief Executive Officer/Attorney of Melinda Guzman Professional Corporation, Sacramento, California. Mr. Murray is President and Chief Executive Officer of Weingart Center Association, Los Angeles, California.
The Bank’s California members also elected Shruti Miyashiro as a California member director. Ms. Miyashiro is President and Chief Executive Officer of Orange County's Credit Union, Santa Ana, California.
The Bank's Nevada members also elected Matthew Hendricksen as a Nevada member director. Mr. Hendricksen is Vice President, Treasury & Investments, of Employers Insurance Company of Nevada, Reno, Nevada.
Each of these four positions has a four-year term beginning January 1, 2020, and ending December 31, 2023.
Federal Home Loan Bank of San Francisco
The Federal Home Loan Bank of San Francisco is a member-driven cooperative helping local lenders in Arizona, California, and Nevada build strong communities, create opportunity, and change lives for the better. The tools and resources we provide to our member financial institutions-commercial banks, credit unions, industrial loan companies, savings institutions, insurance companies, and community development financial institutions-foster homeownership, expand access to quality housing, seed or sustain small businesses, and revitalize whole neighborhoods. Together with our members and other partners, we are making the communities we serve more vibrant and resilient.

Contact:
Mary Long, (415) 616-2556
longm@fhlbsf.com